Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: April 2007

1)	Beginning of the Month Principal Receivables:	$41,616,151,712.01
2)	Beginning of the Month Finance Charge Receivables:	$644,576,285.97
3)	Beginning of the Month AMF Receivables :	$51,348,940.01
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$42,312,076,937.99

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$820,326,503.77
11)	Additional Finance Charge Receivables:	$9,120,737.69
12)	Additional AMF Receivables	$880,463.31
13)	Additional Total Receivables:	$830,327,704.77

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$42,042,526,786.21
16)	End of the Month Finance Charge Receivables:	$696,954,292.24
17)	End of the Month AMF Receivables	$56,841,643.50
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$42,796,322,721.95

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$36,361,610,979.15

22)	End of the Month Seller Percentage	13.51%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: April 2007

		ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
2)	30 - 59 days delinquent	323,133	$453,349,353.74
3)	60 - 89 days delinquent	194,723	$310,226,215.96
4)	90+ days delinquent	438,064	$742,208,449.06

5)	Total 30+ days delinquent	955,920	$1,505,784,018.76

6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.52%

7)	Defaulted Accounts during the Month	138,400	$193,536,676.83

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		5.47%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: April 2007

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$7,574,089,137.43	17.56%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,872,004,597.78	16.19%

	3)	Prior Month Billed Finance Charges and Fees	$483,653,992.97
	4)	Amortized AMF Income	$34,302,297.15
	5)	Interchange Collected	$111,612,094.07
	6)	Recoveries of Charged Off Accounts	$81,217,653.01
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$710,786,037.20	20.10%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: April 2007

1)	Beginning Unamortized AMF Balance			$182,966,889.48
	2)	+ AMF Slug	$2,375,342.29
	3)	+ AMF Collections	$25,600,799.60
	4)	- Amortized AMF Income	$34,302,297.15
5)	Ending Unamortized AMF Balance			$176,640,734.22

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables